PRESS RELEASE

China BAK Reports First Quarter Fiscal 2008 Financial Results

Shenzhen, China - January 31, 2007 - China BAK Battery, Inc. (“China BAK”, or “BAK”) (Nasdaq: CBAK), one of the largest lithium-ion battery cell manufacturers in the world, as measured by production output, today announced its financial results for the first quarter of fiscal year 2008 (“FY08”).

Recent Achievements and Highlights

•	Achieved record net revenue of $52.8 million, an increase of 20.6% from the last quarter of fiscal 2007 and 22.5% from the quarter ended December 31, 2006;
•
Sales to China OEM market continued to grow; revenues from aluminum-case cells and battery packs increased by 15.0% and 39.1% from last quarter, respectively; revenues from polymer cells increased by 96.7% from last quarter, and accounted for over 10% of total revenues;

•	Increased shipments to laptop battery pack manufacturers; revenues from cylindrical cells increased by 120.7% from last quarter;
•	Recognized as one of the Top 30 Most Innovational Enterprises in China by Manager, a leading China business magazine.

The First Quarter of FY08 Financial Results

Net revenues for the first quarter of FY08 were $52.8 million, up 20.6% from $43.8 million last quarter and 22.5% from $43.1 million in the same quarter of fiscal year 2007 (“FY07”). Revenues from aluminum-case cells were $30.1 million, up 15.0% from $26.1 million last quarter and 74.7% from $17.2 million in the first quarter of FY07. Revenues from steel case cells were $9.8 million, up 39.7% from $7.0 million last quarter, and down 35.1% from $15.0 million in the first quarter of FY07.

Revenues from lithium polymer cells, used in personal electronic devices such as PDAs, MP3 players and Bluetooth devices, were $5.4 million in the first quarter of FY08, up 96.7% from last quarter and up 357.4% from the first quarter of FY07. Revenues from cylindrical cells, used in notebook computers, were $2.6 million, up 120.7% from last quarter and up 200.5% from the first quarter of FY07.

Revenues from battery packs were $5.0 million in the first quarter of FY08, up 39.1% from $3.6 million last quarter and up 107.2% from $2.4 million in the first quarter of FY07. No revenues were from high-power lithium-ion cells in the first quarter of FY08, as compared to $3.2 million last quarter and $6.4 million in the first quarter of FY07. The Company has been researching and developing power tool batteries, and has been actively investigating demand for, and pursuing opportunities in, other applications for high-power cells, including miner’s lamps, electric bicycles and hybrid electric vehicles.

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Gross profit for the first quarter of FY08 was $7.1 million, up 14.6% from $6.2 million last quarter and down 13.3% from $8.2 million in the first quarter of FY07. Gross margin was 13.5%, compared to 14.2% last quarter and 19.0% in the first quarter of FY07. The slight decrease in gross margin of 0.7% as compared to last quarter is the result of continuing increases in the cost of raw materials, particularly that of lithium cobalt dioxide, the impact of which was mitigated by a shift of the Company’s product mix to a higher percentage of cylindrical and polymer cells and its cost cutting efforts, including improvement in the manufacturing process and reduction of employees.

Operating expenses totaled $6.9 million or 13.1% of revenues in the first quarter of FY08, as compared to $5.8 million or 13.2% of revenues last quarter and $4.6 million or 10.8% of revenues in the same quarter of last year. Research and development expenses were $1.3 million or 2.5% of revenues, as compared to $1.3 million or 2.9% of revenues last quarter and $0.6 million or 1.5% of revenues in the same quarter of last year. Sales and marketing expenses were $1.3 million or 2.6% of revenues, as compared to $1.4 million, or 3.3% of revenues last quarter and $3.0 million or 2.4% of revenues in the same quarter of last year. General and administrative expenses were $4.2 million or 8.0% of revenues, as compared to $3.1 million or 7.0% of revenues last quarter and $3.0 million or 6.9% of revenues in the same quarter of last year.

Operating income for the first quarter of FY08 was $0.2 million, as compared to $0.4 million last quarter and $3.6 million in the same quarter of last year. Operating margin was 0.4%, as compared to 1.0% last quarter and 8.3% in the same quarter of last year.

Net loss was $0.9 million in the first quarter of FY08, as compared to net loss of $0.8 million last quarter and net income of $3.6 million in the same quarter of last year. Diluted earnings per share were negative $0.02 compared with negative $0.02 per diluted share last quarter and $0.07 per diluted share in the same quarter of last year.

Financial Condition

At December 31, 2007, China BAK had $33.5 million in cash and a working capital of $6.2 million, reflecting a current ratio of 1.03:1. Total debt at quarter end, including short-term bank loans, bills payable and long-term debt, was $172.9 million and stockholders’ equity totaled $144.4 million. China BAK had $109.5 million available for borrowing under its credit facilities.

Business Outlook

“We started FY08 with a quarter of strong revenue growth and stabilizing margin in face of rising material costs. We expect to continue to generate strong growth in sales of cylindrical cells, and steady growth in sales of aluminum-case cells, and we remain confident that we will achieve our FY08 revenue target of $210 million,” commented Mr. Xiangqian Li, CEO of China BAK.

Conference Call

China BAK will host a conference call at 8:00 p.m. ET on Thursday, January 31, 2008 to discuss results for the first quarter of FY08 ended December 31, 2007. Joining Xiangqian Li, China BAK's President and Chief Executive Officer on the call will be Tony Shen, Chief Financial Officer and Dr. Huanyu Mao, Chief Operating Officer and Chief Technology Officer. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (888) 339-2688. International callers should dial (617) 847-3007. The pass code for the call is 26608786. If you are unable to participate in the call at this time, a replay will be available from 10:00 p.m. ET on Thursday, January 31, 2008 through 10:00 p.m. ET Thursday, February 14, 2008. To access the replay, please dial (888) 286-8010. International callers should dial (617) 801-6888. The conference ID number for the replay is 44597835. The conference call will be broadcast live over the Internet and can be accessed by all interested parties on the China BAK website at http://www.bak.com.cn. To listen to the live webcast, please go to the China BAK website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, shortly after the call a replay will be made available on China BAK's website for 90 days.

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About China BAK Battery Inc.
China BAK Battery Inc. is one of the largest manufacturers of lithium-based battery cells in the world, as measured by production output. It produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, notebook computers and portable consumer electronics, such as digital media devices, portable media players, portable audio players, portable gaming devices and PDAs (Personal Digital Assistants). China BAK Battery, Inc.'s 1.9 million square foot facilities are located in Shenzhen, PRC, and have been recently expanded to produce new products. China BAK Battery, Inc. is the largest manufacturer of lithium-ion battery cells for China's cellular phone replacement battery market.

Safe Harbor Statement
This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: risks related to China BAK’s business and risks related to operating in China. Please refer to China BAK’s Annual Reports on Form 10-K for the fiscal years ended September 30, 2006 and 2007, as well as China BAK’s Quarterly Reports on Form 10-Q for FY07, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK's actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

-Financial Tables Follow-

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China BAK Battery Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
For the Three Months Ended December 31, 2006 and 2007
(Unaudited)
(Amounts in thousands, except per share data)

	Three Months Ended December 31,
	2006	2007

Net Revenues	$43,082	$52,787
Cost of revenues	(34,886)	(45,681)
Gross profit	8,196	7,106
Operating expenses:
Research and development costs	(637)	(1,319)
Sales and marketing expenses	(1,041)	(1,348)
General and administrative expenses	(2,961)	(4,238)
Total operating expenses	(4,639)	(6,905)
Operating income	3,557	201
Finance costs, net	(901)	(2,223)
Government grant income	762	901
Other income	170	42
Income / (loss) before income taxes	3,588	(1,079)
Income taxes (expenses) / benefit	(5)	139
Net income / (loss)	$3,583	$(940)
Other comprehensive income
- Foreign currency translation adjustment	1,545	3,770
Comprehensive income	5,128	2,830
Net income / (loss) per share:
Basic	$0.07	$(0.02)
Diluted	$0.07	$(0.02)
Weighted average shares outstanding:
Basic	48,885	51,425
Diluted	48,911	52,378

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China BAK Battery Inc. and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2007 and December 31, 2007
(Amounts in thousands)

	September 30,	December 31,
	2007	2007
		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$14,197	$33,524
Pledged deposits	4,595	4,356
Trade accounts receivable, net	63,151	71,111
Inventories	59,827	62,575
Deferred tax assets	503	747
Prepayments and other receivables	1,656	13,970
Total current assets	143,929	186,283

Property, plant and equipment, net	145,123	154,111
Lease prepayments, net	17,884	18,312
Intangible assets, net	121	138
Deferred tax assets	172	153
Total assets	$307,229	$358,997

Liabilities
Current liabilities
Short-term bank loans	$89,871	$99,937
Long-term bank loans within one year	-	6,845
Accounts and bills payable	45,589	55,766
Accrued expenses and other payables	15,466	17,520
Total current liabilities	150,926	180,068
Long-term bank loans, less current maturities	29,291	34,225
Deferred tax liabilities	280	295
Total liabilities	180,497	214,588
Commitments and contingencies

Shareholders’ equity:
Ordinary shares US$ 0.001 par value; 100,000,000 authorized; 49,250,853 and 52,954,603 issued and outstanding as of September 30, 2007 and December 31, 2007	49	53
Additional paid-in-capital	74,311	89,155
Statutory reserves	6,427	6,517
Retained earnings	36,060	35,030
Accumulated other comprehensive income	9,885	13,654
Total shareholders’ equity	126,732	144,409
Total liabilities and shareholders’ equity	$307,229	$358,997

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China BAK Battery Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the three months ended December 31, 2006 and 2007
(Unaudited)
(Amounts in thousands)

	Three months ended December 31,
	2006	2007

Cash flow from operating activities
Net income / (loss)	$3,583	$(940)
Adjustments to reconcile net income / (loss) to net cash used in operating activities:
Depreciation and amortization	2,046	2,783
Bad debt expense	485	1,202
Provision for obsolete inventories	-	79
Share-based compensation	262	842
Deferred income taxes	(70)	(196)
Changes in operating assets and liabilities:
Trade accounts receivable	(3,198)	(7,159)
Inventories	3,754	(1,120)
Prepayments and other receivables	253	(11,614)
Accounts and bills payable	(11,762)	10,423
Accrued expenses and other payables	2,492	1,012
Net cash used in operating activities	$(2,155)	$(4,688)

Cash flow from investing activities
Purchases property, plant and equipment	(13,193)	(9,159)
Payment of lease prepayment	-	(21)
Purchases of intangible assets	(5)	(31)
Net cash used in investing activities	$(13,198)	$(9,211)

Cash flow from financing activities
Proceeds from borrowings	28,403	45,076
Repayment of borrowings	(12,422)	(26,911)
Decrease in pledged deposits	3,579	362
Proceeds from issuance of capital stock	-	14,006
Net cash provided by financing activities	$19,560	$32,533

Effect of exchange rate changes on cash and cash equivalents	57	693

Net increase in cash and cash equivalents	4,264	19,328

Cash and cash equivalents at the beginning of year	21,100	14,196

Cash and cash equivalents at the end of year	$25,364	$33,524

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